Exhibit 99.1

Media Contact:	Investor Contact:
Mary Jo Rose	Mike Magaro
925-452-3252	925-452-3120
mrose@taleo.com	mmagaro@taleo.com

Taleo Completes Acquisition of Learn.com

Global talent management leader provides broadest suite of

solutions with addition of SaaS-based social and formal learning capabilities

Dublin, CA – October 1, 2010 – Taleo Corporation (NASDAQ: TLEO), the leading provider of on-demand talent management solutions, today announced that it has completed its acquisition of Learn.com, Inc. A visionary leader in the SaaS Learning and Development segment, Learn.com’s solutions are in use with more than 500 companies of all sizes including Cartier, Michelin, Thomson Reuters and the Department of Commerce.

Taleo’s new learning solution enables businesses to more seamlessly develop, deliver and manage education and training to help employees, customers, partners and resellers reach their full potential. The social learning and web conferencing features provide companies with critical tools to build collaborative learning and knowledge sharing solutions, which Taleo believes will be among the fastest growing applications in employee development today.

“With Learn.com, Taleo offers best-in-class solutions across the critical components of a talent-optimized organization, providing rich Talent Intelligence to our customers and their broader ecosystem of customers, suppliers, partners and resellers,” said Michael Gregoire, Chairman and CEO of Taleo.

Already the market leader in SaaS-based Talent Management, with the addition of Learn.com Taleo now supports more than 5,100 customers of all sizes and more than 19 million users worldwide. Taleo is the only public company to offer best-in-class solutions in: recruiting management to source, assess and acquire talent; performance management to establish goals and create career plans; compensation management to establish a true “pay-for-performance” process between corporate objectives and individuals’ contributions; and now learning management to support social and formal development.

Powerful Market Response

“We’ve been impressed with the forward-thinking approach to learning from Taleo and Learn.com,” said Mike Perkins, Senior Manager of Learning Technologies at Newell-Rubbermaid. “With their help, we are powering robust, interactive and scalable social learning options for our teams that include video podcasts and development portals so that we can engage them in learning, where and when they need it. We look forward to partnering with the combined organization moving forward.”

“By buying learning, Taleo is the first large suite vendor to have all the applications of the talent management suite, and I think this will cause a huge uptick in their sales going forward and will change the competitive landscape in HR.” Bill Kutik, ZDNet September 5, 2010.

“Taleo now offers their customers an end-to-end talent management system with a highly functional, fully SaaS, LMS. Best of all, from Taleo’s standpoint, the company now has a “one-up” on SuccessFactors, their largest single rival.” Josh Bersin, “Taleo Acquires Learn.com: A Shoe Drops in the LMS Market”, Sept. 1, 2010.

“With this acquisition Taleo builds upon a suite of offerings that was arguably already the most well rounded suite within HCM software.” Sasa Zorovic, Janney Capital Markets, September 2nd, 2010.

“The addition of a SaaS-based learning management suite adds another dimension of competitive differentiation versus its peers, making the company an even more formidable player in the space, in our view. Brad Reback, Oppenheimer, September 2nd, 2010.

“Taleo’s strength in recruiting and performance management blends nicely with the e-learning and social learning capabilities of Learn.com.” Jason Corsello, Knowledge Infusion News Brief, Sept. 2, 2010.

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About Taleo

Taleo’s (NASDAQ: TLEO) cloud-based talent management platform unites products and an ecosystem to drive business performance through talent intelligence. 5,100 customers use Taleo for talent acquisition, performance, learning and compensation management, including 48 of the Fortune 100. Further, Taleo’s Talent Grid cloud community harnesses the expertise of Taleo customers, more than 200 million candidates, and 100 partners and industry experts.

Forward-looking Statements

This press release contains forward-looking statements, including statements regarding the expected benefits of the acquisition to: Taleo’s leadership and market position; Taleo’s sales efforts and results; Taleo’s addressable market; Taleo’s prospects in the learning management market and perceived synergies between the business lines; Taleo’s products and services; and Taleo’s customers. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including risks related to (1) difficulties in integrating Learn.com and its products, services and employees into Taleo and achieving expected synergies, (2) Taleo’s ability to retain key employees, (3) whether the market for Taleo’s products and services, including the learning management market, grows as anticipated and Taleo’s ability to compete successfully, (4) Taleo’s ability to deliver new products and services and to acquire and renew customers, and (5) other factors affecting the operation of the respective businesses. Further information on potential factors that could affect actual results is included in Part II, Item 1A of Taleo’s Quarterly Report on Form 10-Q, as filed with the SEC on August 6, 2010, and in other reports filed by Taleo with the SEC.

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